                                   Exhibit 11

                  BB&T FINANCIAL CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS



                                                             Three Months Ended        Nine Months Ended
                                                                September 30,            September 30,
                                                         --------------------------------------------------
($ in thousands, except share and per share)                  1994         1993        1994         1993
                                                           -----------  ----------  -----------  ----------
Primary
  Net income                                                   $32,207      27,022      $87,586      77,961
                                                         =========================  =======================
Shares
  Weighted average number of common shares
   outstanding                                              36,342,463  35,908,584   36,195,312  34,731,246
  Add shares assuming exercise of options reduced by
   the number of shares which could have been purchased
   with the proceeds from exercise of such options             428,582     546,378      431,820     549,287
                                                         -------------------------  -----------------------
  Primary weighted average number of common shares
   and equivalent shares                                    36,771,045  36,454,962   36,627,132  35,280,533
                                                         =========================  =======================
Primary income per common share and equivalent share           $   .88         .74      $  2.39        2.21
                                                         =========================  =======================
Assuming full dilution
  Net income                                                   $32,207      27,022      $87,586      77,961
  Add after tax interest expense and amortization of
    issue costs applicable to convertible debenture                 --          --           --         380
                                                         -------------------------  -----------------------
   Net income as adjusted                                      $32,207      27,022      $87,586      78,341
                                                         =========================  =======================

Shares
  Weighted average number of common shares
   outstanding                                              36,342,463  35,908,584   36,195,312  34,731,246
  Add shares assuming exercise of options reduced by
   the number of shares which could have been purchased
   with the proceeds from exercise of such options             428,582     553,382      431,820     564,623
  Add shares assuming conversion of convertible
   debentures                                                       --          --           --     746,921
   Fully diluted weighted average number of shares          36,771,045  36,461,966   36,627,132  36,042,790
                                                         =========================  =======================
Fully diluted income per share                                 $   .88         .74      $  2.39        2.17
                                                         =========================  =======================
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